New launch: Ernie Barnes and his $15.2 million payday

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Anthony DeSimone, Masterworks <adesimone@investors.masterworks.com>

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Dear Sam,

Check out the record price graph on our brand new Ernie Barnes offering. Notice anything... dramatic?



Similar Auction Sales
Record Price
$10m
$5m
$0
00
04
08
12
16
20
24

That huge vertical line represents the $15 million sale of Barnes's *The Sugar Shack*—one of the most remarkable art market stories in recent history.

It came to auction in 2022 with an auction house high estimate of just $200,000. After 10 minutes of bidding between 22 potential buyers, the painting went for $15.3 million with fees—76x its high estimate, one of the most notable outperformances of an auction estimate in history.

Why did it go for $15.3M? To understand *The Sugar Shack* story, we first have to go back to the 1970s. After retiring from pro football, Barnes had become a popular painter, with paintings in galleries across the country.

The Sugar Shack, though, was viewed as his most popular work by far. It was featured in the credits of the hit sitcom *Good Times* starting in 1974, and then in '76 Motown legend Marvin Gaye commissioned a new version for the cover of his platinum-selling record *I Want You*.

That record sale remains an aberration in Barnes' oeuvre, but that kind of peak enthusiasm is why we're excited to offer Barnes's work.

Our offering comes at a more approachable size of $369,000. We sold a similar painting last year for $600,000, delivering 20.3% total net returns to investors after just 76 days held.

While past performance doesn't indicate future returns, we have confidence that we can capture the enthusiasm in Barnes's growing market long-term with this offering.

Invest here, or view the offering circular below.




MARVIN
GAYE


Associate Producer
GEORGE SUNGA

Original Sugar Shack Painting (left), Marvin Gaye Album (center), Good Times Credits (right)

Thanks,

Anthony DeSimone

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Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281